Exhibit (e)(2)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is dated as of March 24, 2007 by and between Lone Star U.S. Acquisitions, LLC (the “Receiving Party”) and Accredited Home Lenders Holding Co. (the “Company”).

1. Confidential Information; Representatives. (a) The Receiving Party is considering a possible business transaction with the Company (the “Transaction”), and, in order to assist the Receiving Party in evaluating the Transaction, the Company is prepared to make available to the Receiving Party certain information concerning the business, operations and assets of the Company (all such information, the “Confidential Information”). As a condition to the Confidential Information being furnished to the Receiving Party and the directors, officers, partners, members, employees, agents, consultants, related investment funds, advisors, attorneys, accountants, potential sources of equity capital and financing, and financial advisors of the Receiving Party, in each case who need to know such information for the purpose of evaluating a Transaction on the Receiving Party’s behalf (collectively, “Representatives”), the Receiving Party agrees to treat the Confidential Information in accordance with the provisions of this Agreement and to take or abstain from taking certain, and to cause its Representatives to take or abstain from taking, other actions hereinafter set forth.

(b) The term “Confidential Information” shall include, without limitation, any and all information concerning the Company and its business, operations, strategy or prospects that is furnished to the Receiving Party by or on behalf of the Company, whether furnished before or after the date of this Agreement, including, without limitation, any analyses, business or strategic plans, compilations, studies, data, reports, interpretations, projections, forecasts, records, notes, copies, excerpts, memoranda, documents or other materials (in whatever form maintained, whether documentary, computerized or otherwise), that contain or otherwise reflect information concerning the Company or its business, operations, strategy or prospects prepared by or on behalf of the Receiving Party or any of the Receiving Party’s Representatives that contain or otherwise reflect such information or any conversations with Representatives of the Company describing or relating thereto.

2. Excluded Information. The Confidential Information shall not include information that (a) is or becomes generally available to the public other than as a result of acts by the Receiving Party or its Representatives in breach of the terms of this Agreement, (b) is in the Receiving Party’s possession prior to disclosure by the Company or is independently derived by the Receiving Party without the aid, application or use of the Confidential Information or (c) is disclosed to the Receiving Party on a non-confidential basis by a third party not bound by any known duty or obligation of confidentiality.

3. Limitations on Use and Disclosure of Confidential Information. (a) The Receiving Party and its Representatives shall use the Confidential Information solely for the purpose of evaluating a possible Transaction. The Receiving Party shall keep the Confidential Information in confidence and shall not disclose any of the Confidential Information in any manner whatsoever; provided, however, that (i) the Receiving Party may make any disclosure of information contained in the Confidential Information to which the Company gives its prior written consent, and (ii) any information contained in the Confidential Information may be disclosed to the Receiving Party’s Representatives who reasonably require access to such information for the purpose of evaluating a possible Transaction and who agree to keep such information in confidence; provided, further, that the Receiving Party shall not make any disclosure of any Confidential Information to any potential sources of equity capital (including, without limitation, any potential co-investors) without the Company’s prior written consent. The Receiving Party shall be responsible for any breach of the terms of this Agreement by any of its Representatives, except to the extent that a Representative agrees in a writing delivered to the Company to be bound by the provisions hereof that are applicable to Representatives.

(b) The Receiving Party agrees that it will use the Confidential Information solely for the purpose of the Transaction and for no other purpose. In particular, the Receiving Party agrees that the Receiving Party and the Receiving Party’s affiliates with knowledge of the Transaction, and their respective Representatives with knowledge of the Transaction, will not (i) divert or attempt to divert any business or customer of the Company or (ii) employ or attempt to employ or divert any employee of the Company for so long as any such individual remains employed by the Company; provided, however, that the use of an independent employment agency (so long as it is not directed to solicit such persons), advertisements in publications or other general solicitations for employment not directed at such persons and the hiring as a result thereof shall not be deemed a violation of this paragraph.

(c) If the Receiving Party discovers any unauthorized disclosure or use of any Confidential Information by it or its Representatives, the Receiving Party hereby covenants to immediately notify the Company of any such unauthorized use. The Receiving Party shall be responsible for any breach of this letter by it or any of its Representatives.

4. Non-Disclosure of Existence of Negotiations. Without the prior written consent of the other party, or except as may be required by applicable law or regulation, neither the Receiving Party, the Company nor any person acting on behalf of either of them shall disclose to any person (other than disclosures by (a) the Receiving Party to the Receiving Party’s Representatives or (b) the Company to the Company’s directors, officers, employees, agents, consultants, advisors, attorneys and accountants (the “Company Representatives”)) that any discussions or negotiations are taking place between the parties hereto concerning a possible Transaction, including the status of such discussions or negotiations; provided that the Receiving Party shall not make any such disclosures to any potential sources of equity capital (including, without limitation, any potential co-investors) without the Company’s prior written consent.

5. No Representations by Company. The Company will have the exclusive authority to decide what Confidential Information (if any) is to be made available to the Receiving Party and its Representatives. Neither the Company nor any of the Company Representatives will be under any obligation to make any particular Confidential Information available to the Receiving Party or any of the Receiving Party’s Representatives or to supplement or update any Confidential Information previously furnished. Neither the Company nor any of the Company Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and neither the Company nor any of the Company Representatives will have any liability to the Receiving Party or to any of the Receiving Party’s Representatives relating to or resulting from the use of any Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Receiving Party and the Company and is validly executed on behalf of the Receiving Party and the Company will have legal effect.

6. Standstill Agreement. In consideration of the Confidential Information being furnished to the Receiving Party, the Receiving Party agrees that, until eighteen (18) months from the date hereof, the Receiving Party shall not, and shall cause its affiliates and its and their respective Representatives with knowledge of the Transaction not to, directly or indirectly, alone or in concert with others: (a) acquire or offer or agree to acquire, by purchase or otherwise, (i) any voting securities or securities convertible into or exchangeable for voting securities of the Company or its affiliates (or acquire or offer or agree to acquire beneficial ownership of any such securities) or (ii) any assets, businesses or properties of the Company or its affiliates; (b) propose to enter into, or make any public announcement or submit a proposal or offer (with or without conditions) with respect to, any tender or exchange offer, merger or business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, or any licensing, distribution or other commercial arrangement, involving the Company, its affiliates or any of their respective securities, assets, businesses or properties; (c) advise, seek to influence or control, in any manner whatsoever (including by proxy or consent solicitation, obtaining representation on the board of directors or otherwise), the management, board of directors, policies or affairs of the Company or its affiliates, or any person or entity with respect to the voting of, or giving of consents with respect to, any voting securities of the Company or its affiliates, or initiate or support any stockholder proposal with respect to the Company or its affiliates; (d) form, join or in any way participate in a “group” (as such term is used in Rule 13d-5 of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; (e) disclose any intention, plan or arrangement inconsistent with the foregoing, or make any request to waive or amend any provision of this Agreement or otherwise take any action if in the sole judgment of the Company such request or action may require public disclosure by the Company; or (f) enter into any discussions, arrangements or understandings with, or otherwise assist, advise or encourage (including by providing or arranging financing for that purpose), any other person with respect to any of the foregoing. The Receiving Party also agrees during such eighteen (18) month period not to request the Company or any of the Company Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding anything in this paragraph to the contrary, it is understood and agreed that the Receiving Party may invest in the securitization pools of the Company or its affiliates at any time.

7. Return of Confidential Information. Promptly upon the written request of the Company, the Receiving Party will return all copies of the Confidential Information to the Company, and all notes, studies, reports, memoranda and other documents prepared by the Receiving Party or its Representatives that contain or reflect any Confidential Information shall be destroyed. Notwithstanding the foregoing, the Receiving Party may retain copies of the Confidential Information in accordance with policies and procedures of the Receiving Party solely in order to comply with law, regulation or archival purposes; provided, however, that any Confidential Information so retained will continue to be Confidential Information pursuant to the terms of this Agreement and the Receiving Party will continue to be bound by the terms of this Agreement with respect to such Confidential Information.

8. Subpoena or Court Order. In the event that the Receiving Party or any Representative to whom it discloses the Confidential Information receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or other order issued by a court of competent jurisdiction or by another governmental agency, the Receiving Party or the Representative, as the case may be, shall (a) promptly notify the Company of the existence, terms and circumstances surrounding such a request, (b) consult with the Company on the advisability of taking steps to resist or narrow such request, (c) if disclosure of such Confidential Information is required, furnish only such portion of the Confidential Information as the Receiving Party (or the Representative, if applicable) is advised by counsel is legally required to be disclosed and (d) cooperate with the Company in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed.

9. Definitive Agreement. Unless and until a definitive written agreement between the Receiving Party and the Company with respect to a Transaction has been executed and delivered, neither the Receiving Party nor the Company will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any other written or oral expression by either of them or their Representatives except, in the case of this Agreement, for the matters specifically agreed to herein.

10. Remedies. The Receiving Party acknowledges that in the event of any breach of the terms of this Agreement, the Company could not be made whole by monetary damages. Accordingly, the Company, in addition to any other remedy to which it may be entitled in law or in equity, shall be entitled to an injunction to prevent breaches of the terms of this Agreement.

11. Communications. Without the Company’s prior written consent, which may be withheld in the Company’s sole discretion, neither the Receiving Party nor any of its Representatives who are aware of the potential Transaction will initiate or cause to be initiated (other than through Bear, Stearns & Co., Inc.) any (a) communication concerning the Confidential Information, (b) requests for meetings with management in connection with the potential Transaction or other transaction between the parties or (c) communication relating to the business of the Company or its affiliates or the potential Transaction, in each case with any officer, director or employee of the Company or any of its affiliates.

12. Securities Laws. The Receiving Party acknowledges that it is aware and that the Receiving Party and its Representatives have been advised that the United States securities laws prohibit any person having non-public material information about a company from purchasing or selling securities of that company. For the sake of clarity, and notwithstanding any other provisions hereof, this letter shall not restrict any investment activities of the Receiving Party to the extent decisions with respect thereto are made by a person to whom Confidential Information has not been disclosed.

13. Entire Agreement; Amendments. This Agreement represents the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may be amended, modified or waived only by a separate writing executed by the Receiving Party and the Company expressly so amending, modifying or waiving this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

14. No Waiver. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the laws of conflict of laws. The Receiving Party and its Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of New York for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against the Receiving Party or any of the Receiving Party’s Representatives; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of New York; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of New York has been brought in an inconvenient forum.

16. Expenses. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the legal fees and expenses such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

17. Captions. The Captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

19. Term. Except as otherwise provided in Section 7, the provisions of this Agreement shall remain in effect until the earlier of (x) the date that a Transaction between the Receiving Party (or an affiliate of the Receiving Party) and the Company is closed and (ii) eighteen (18) months from the date of this Agreement.

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IN WITNESS WHEREOF, THIS AGREEMENT is executed and delivered effective as of the date first written above.

ACCREDITED HOME LENDERS HOLDING CO.

By:	/s/ CELIA SZCZUKA
Name: Title:	Celia Szczuka Senior Counsel and Assistant VP

LONE STAR U.S. ACQUISITIONS, LLC

By:	/s/ CATHARON J. MILLER
Name: Title:	Catharon J. Miller Vice President